Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Form 20-F of Global-Tech Appliances, Inc. for the year ended March 31, 2007 of our report, dated August 20, 2007, with respect to the consolidated balance sheets of Lite Array Holdings Limited (A Development Stage Enterprise) and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from December 20, 2004 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from December 20, 2004 (date of inception) to December 31, 2006.

Certified Public Accountants
Hong Kong

September 21, 2007